Exhibit 99.1

PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS IMPROVED SECOND QUARTER AND FIRST HALF EARNINGS

QUAKERTOWN, PA (July 25, 2014) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the second quarter of 2014 of $2,172,000, or $0.66 per share on a diluted basis. This compares to net income of $1,894,000, or $0.58 per share on a diluted basis, for the same period in 2013.

For the six month period ended June 30, 2014, QNB reported net income of $4,468,000, or $1.36 per share on a diluted basis. This compares to net income of $4,302,000, or $1.32 per share on a diluted basis, reported for the six month period ended June 30, 2013.

Net income expressed as an annualized rate of return on average assets and average shareholders’ equity was 0.95% and 10.66%, respectively, for the quarter ended June 30, 2014 compared with 0.83% and 9.99%, respectively, for the quarter ended June 30, 2013. For the comparative six month periods the annualized rate of return on average assets and average shareholders’ equity was 0.98% and 11.12%, respectively, for 2014 compared with 0.96% and 11.52%, respectively, for 2013.

The quarterly comparison reflects an increase in net interest income and the net interest margin resulting from a 7.9% increase in average loans outstanding and no required provision for loan losses. The Company also had an increase of 31.2% in non-interest income, partially offset by a 4.4% increase in non-interest expenses.

Total assets as of June 30, 2014 were $915,875,000, compared with $932,883,000 at December 31, 2013. Total loans at June 30, 2014 were $521,979,000, compared with $501,716,000 at December 31, 2013, and total deposits at June 30, 2014 were $796,656,000, compared with $814,532,000 at December 31, 2013.

David W. Freeman, President and Chief Executive Officer stated, “Our second quarter results reflect an improving economy in the communities we serve along with strong business development efforts resulting in significant loan growth.”

Mr. Freeman further noted, “There continues to be steady improvement in our levels of classified loans and non-performing assets. We also continue to see strong household growth as well as business and consumer checking account growth. QNB Financial Services, which provides securities and advisory services, continues to perform well, with assets under management now over $40 million.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended June 30, 2014 totaled $6,497,000, an increase of $161,000, or 2.5%, over the same period in 2013. When compared to the first quarter of 2014, net interest income increased $104,000 from the $6,393,000 reported. Average earning assets for the second quarter of 2014 were $882,190,000, an increase of $4,341,000 from the second quarter of 2013, with average loans increasing $38,046,000, or 7.9%, and average investment securities decreasing $33,418,000, or 8.7%, over the same period. On the funding side, average deposits decreased slightly by $1,129,000 to $796,532,000 for the second quarter of 2014 with declines in money market and time deposit balances offsetting the growth occurring in average non-interest and interest-bearing checking accounts, municipal deposits and savings accounts.

Although the prolonged low interest rate environment has continued to exert pressure on asset yields as longer term assets reprice to lower interest rate levels while funding costs are near their implied floors, the change in the mix of earning assets with loans representing a larger proportion of earning assets has positively impacted the average yield on earning assets and the net interest margin. The net interest margin for the second quarter of 2014 was 3.18% compared to 3.12% for both the second quarter of 2013 and the first quarter of 2014. The average rate earned on earning assets declined 4 basis points from 3.71% for the second quarter of 2013 to 3.67% for the second quarter of 2014. When comparing the change in the yield on earning assets between the two second quarter periods, the yield on loans declined 28 basis points from 4.76% for the second quarter of 2013 to 4.48% for the second quarter of 2014 and the yield on investment securities increased six basis points from 2.47% for the second quarter of 2013 to 2.53% for the same 2014 quarter. In comparison, the interest rate paid on interest-bearing deposits declined by 7 basis points to 0.59% for the second quarter of 2014 compared to the second quarter of 2013. The cost of interest-bearing liabilities declined 10 basis points from 0.68% to 0.58% comparing the same time periods.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and considers many factors when performing a quarterly analysis of the appropriateness of the allowance for loan losses and calculating the required provision for loan losses. This analysis considers a number of relevant factors including: specific impairment reserves, historical loan loss experience, general economic conditions, levels of and trends in delinquent and non-performing loans, levels of classified loans, trends in the growth rate of loans and concentrations of credit.

Based on this analysis, QNB recorded no provision for loan losses in the first or second quarter of 2014 and $100,000 was recorded in the second quarter of 2013. QNB's allowance for loan losses of $8,900,000 represents 1.71% of total loans at June 30, 2014 compared to an allowance for loan losses of $8,925,000, or 1.78% of total loans, at December 31, 2013 and $9,431,000, or 1.93% of total loans, at June 30, 2013. Net loan recoveries were $81,000 for the second quarter of 2014 compared with net charge-offs of $20,000 for the second quarter of 2013. For the six month periods ended June 30, 2014 and 2013 net loan charge-offs were $25,000 and $441,000, respectively.

Asset quality has continued the trend of steady improvement over the past year with total non-performing assets of $19,799,000 at June 30, 2014 compared with $20,308,000 as of December 31, 2013 and $25,191,000 as of June 30, 2013. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-performing pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $14,573,000, or 2.79% of total loans, at June 30, 2014 compared with $15,414,000, or 3.07% of total loans, at December 31, 2013 and $22,037,000, or 4.50% of total loans, at June 30, 2013. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at June 30, 2014, $7,827,000, or approximately 62% of the loans classified as non-accrual, are current or past due less than 30 days as of the end of the quarter. In addition to the marked improvement in total non-performing loans when comparing the second quarter of 2014 with the same quarter of the prior year, loans classified as substandard or doubtful, which includes non-performing loans, continues to improve. At June 30, 2014 substandard or doubtful loans totaled $35,427,000, a reduction of $6,751,000, or 16.0%, from the $42,178,000 reported as of June 30, 2013.

QNB had other real estate owned and other repossessed assets of $2,833,000 as of June 30, 2014 compared with $1,063,000 at June 30, 2013. Included in the June 30, 2014 amount is one property with a fair value of $2,325,000 that is under an agreement of sale and is anticipated to close during the third quarter of 2014. Non-accrual pooled trust preferred securities are carried at fair value which was $2,393,000, $2,069,000, and $2,091,000 at June 30, 2014, December 31, 2013 and June 30, 2013, respectively. The increase in the carrying value of these securities reflects an improvement in their fair value and not additional security purchases.

Non-Interest Income

Total non-interest income was $1,625,000 for the second quarter of 2014, an increase of $386,000 compared with the same period in 2013. Net gains on investment securities accounts for $192,000 of the total increase in non-interest income compared to the second quarter of 2013. QNB recorded $285,000 of net gains on investment securities during the second quarter of 2014 which were primarily realized on the sale of equity securities. This compares to net gains of $93,000 recognized in the second quarter of 2013, which included a $43,000 other-than-temporary impairment charge recorded on an equity security. Net gains on trading activity contributed $93,000 to non-interest income during the second quarter of 2014 and represents realized and unrealized gains and losses, net of expenses, on the municipal bond trading account portfolio that was started during the first quarter of 2014. In addition, fees for services to customers increased $41,000 from the comparable quarter of 2013 largely due to fees associated with an increased level of overdrafts. Continued growth in QNB Financial Services resulted in an additional $27,000 in retail brokerage and advisory income when comparing the two quarters. Net gains on the sale of residential mortgage loans for the second quarter of 2014 were $44,000 less than the second quarter of the prior year. An increase in mid-term and long-term treasury rates beginning in mid-2013 were a key contributor to the slowdown in residential mortgage loan activity and in particular mortgage refinancing activity.

Non-Interest Expense

Total non-interest expense was $5,314,000 for the second quarter of 2014, an increase of $223,000, or 4.4%, compared to $5,091,000 for the second quarter of 2013. Salaries and benefits expense increased $163,000, or 6.1%, when comparing the two quarters with the majority of this increase, $102,000, related to benefits expense. Medical costs comprised the largest portion of the benefits increase when comparing the quarters. The remaining $61,000 increase in salary and benefits costs reflects a $41,000 accrual for 2014 incentive compensation. Net occupancy as well as furniture and fixtures expense increased $30,000, or 3.6%. The majority of this increase relates to higher building repairs and maintenance expenses as well as an increase in equipment maintenance costs.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contact:	David W. Freeman
President & Chief Executive Officer 215-538-5600 x-5619 dfreeman@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13
Assets	$915,875	$934,092	$932,883	$939,115	$910,829
Investment securities
Trading	4,531	4,485	-	-	-
Available-for-sale	344,277	359,452	388,670	407,248	380,364
Held-to-maturity	146	146	146	146	146
Loans receivable	521,979	521,856	501,716	487,537	489,215
Allowance for loan losses	(8,900)	(8,819)	(8,925)	(8,995)	(9,431)
Net loans	513,079	513,037	492,791	478,542	479,784
Deposits	796,656	814,234	814,532	827,952	795,913
Demand, non-interest bearing	83,278	80,029	75,987	75,123	74,682
Interest-bearing demand, money market and savings	471,486	495,134	499,000	508,770	468,058
Time	241,892	239,071	239,545	244,059	253,173
Short-term borrowings	34,100	32,935	35,156	28,058	32,851
Long-term debt	-	5,000	5,000	5,000	5,282
Shareholders' equity	82,631	79,010	75,625	75,743	74,236

Asset Quality Data (Period End)
Non-accrual loans	$12,573	$12,824	$13,453	$15,329	$17,301
Loans past due 90 days or more and still accruing	84	-	1	-	442
Restructured loans	1,916	1,936	1,960	4,246	4,294
Non-performing loans	14,573	14,760	15,414	19,575	22,037
Other real estate owned and repossessed assets	2,833	2,825	2,825	1,645	1,063
Non-accrual pooled trust preferred securities	2,393	2,238	2,069	2,169	2,091
Non-performing assets	$19,799	$19,823	$20,308	$23,389	$25,191

Allowance for loan losses	$8,900	$8,819	$8,925	$8,995	$9,431

Non-performing loans / Loans excluding held-for-sale	2.79%	2.83%	3.07%	4.01%	4.50%
Non-performing assets / Assets	2.16%	2.12%	2.18%	2.49%	2.77%
Allowance for loan losses / Loans excluding held-for-sale	1.71%	1.69%	1.78%	1.85%	1.93%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,					For the six months ended,
For the period:	6/30/14	3/31/14	12/31/13	9/30/13	6/30/13	6/30/14	6/30/13

Interest income	$7,588	$7,527	$7,606	$7,678	$7,624	$15,115	$15,300
Interest expense	1,091	1,134	1,176	1,226	1,288	2,225	2,631
Net interest income	6,497	6,393	6,430	6,452	6,336	12,890	12,669
Provision for loan losses	-	-	150	150	100	-	100
Net interest income after provision for loan losses	6,497	6,393	6,280	6,302	6,236	12,890	12,569
Non-interest income:
Fees for services to customers	410	399	424	435	369	809	735
ATM and debit card	387	348	383	386	378	735	730
Retail brokerage and advisory income	149	166	142	165	122	315	216
Net gain on investment securities available-for-sale	285	622	5	303	93	907	516
Net gain from trading activity	93	22	-	-	-	115	-
Net gain on sale of loans	54	7	66	36	98	61	323
Other	247	248	253	228	179	495	467
Total non-interest income	1,625	1,812	1,273	1,553	1,239	3,437	2,987
Non-interest expense:
Salaries and employee benefits	2,836	2,795	2,630	2,691	2,673	5,631	5,232
Net occupancy and furniture and equipment	862	854	858	813	832	1,716	1,681
Other	1,616	1,563	1,584	1,619	1,586	3,179	3,118
Total non-interest expense	5,314	5,212	5,072	5,123	5,091	10,526	10,031
Income before income taxes	2,808	2,993	2,481	2,732	2,384	5,801	5,525
Provision for income taxes	636	697	519	604	490	1,333	1,223
Net income	$2,172	$2,296	$1,962	$2,128	$1,894	$4,468	$4,302

Share and Per Share Data:
Net income - basic	$0.66	$0.70	$0.60	$0.65	$0.58	$1.36	$1.33
Net income - diluted	$0.66	$0.70	$0.60	$0.65	$0.58	$1.36	$1.32
Book value	$25.09	$24.06	$23.12	$23.22	$22.82	$25.09	$22.82
Cash dividends	$0.28	$0.28	$0.27	$0.27	$0.27	$0.56	$0.54
Average common shares outstanding - basic	3,285,052	3,275,961	3,263,269	3,253,939	3,243,867	3,280,532	3,238,020
Average common shares outstanding - diluted	3,297,442	3,287,069	3,276,267	3,266,481	3,255,955	3,292,092	3,249,068

Selected Ratios:
Return on average assets	0.95%	1.00%	0.83%	0.90%	0.83%	0.98%	0.96%
Return on average shareholders' equity	10.66%	11.59%	9.90%	10.91%	9.99%	11.12%	11.52%
Net interest margin (tax equivalent)	3.18%	3.12%	3.04%	3.04%	3.12%	3.15%	3.15%
Efficiency ratio (tax equivalent)	61.72%	59.97%	61.96%	60.29%	63.14%	60.84%	60.26%
Average shareholders' equity to total average assets	8.92%	8.66%	8.41%	8.22%	8.35%	8.79%	8.29%
Net loan charge-offs (recoveries)	$(81)	$106	$220	$586	$20	$25	$441
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	-0.06%	0.08%	0.17%	0.48%	0.02%	0.01%	0.19%

Balance Sheet (Average)
Assets	$916,518	$928,328	$935,477	$940,924	$910,565	$922,390	$907,296
Investment securities (AFS & HTM)	347,532	376,857	404,832	395,471	385,379	362,114	388,598
Loans receivable	520,909	507,439	488,924	488,186	482,863	514,212	477,196
Deposits	796,532	806,930	816,932	825,552	797,661	801,702	796,229
Shareholders' equity	81,752	80,355	78,648	77,372	76,054	81,057	75,295